Exhibit 10.1
RUSH ENTERPRISES, INC.
2007 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
[                                        ]
Employee

Date of Award:	[ ]

Number of Restricted Stock Units:	[ ]

Expiration Date:	10 years from the Date of Award

General Vesting Schedule/Restricted Period:	3 years, vesting 1/3 on the 13th month after the Date of Award and 1/3 on the second and third anniversary date of the Date of Award.
1. Grant of RSU Award. Rush Enterprises, Inc. (the “Company”), pursuant to the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan (the “Plan”), hereby awards to you, the above-named Employee, effective as of the Date of Award set forth above (the “Date of Award”), that number of restricted stock units set forth above (the “RSUs”), on the terms and conditions set forth in this Agreement. All of the RSUs will be subject to the prohibition on the transfer of the RSUs and the obligations to forfeit the RSUs to the Company as set forth in Section 3 of this Agreement (“Forfeiture Restrictions”). During the period that the RSUs are subject to Forfeiture Restrictions, the RSUs will be evidenced by entries in a bookkeeping ledger account that reflect the number of RSUs credited under the Plan for your benefit.
2. Effect of the Plan. The RSUs awarded to Employee are subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes, and of this Agreement together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Employee, so long as such amendment, modification, restatement or supplement does not materially reduce the rights and benefits available to Employee hereunder, and this Award will be subject, without further action by the Company or Employee, to such amendment, modification, restatement or supplement unless provided otherwise therein. The Company further reserves the right to amend, modify, restate, supplement or terminate the Plan and this Agreement without the consent of Employee in order to comply with any applicable law, regulation, or Company policy, including any law, regulation, or policy that could require forfeiture of this Award, repayment of any amounts paid pursuant to this Award, or cancellation of any stock issued pursuant to this Award. Capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Plan.
3. Restrictions. Employee hereby accepts the Award of the RSUs and agrees with respect thereto as follows:
(a) No Transfer. Unless otherwise determined by the Committee and provided in this Agreement or the Plan, the RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred except by will or the laws of decent and distribution. The Forfeiture Restrictions shall be binding upon and enforceable against any permitted transferee of the Restricted Shares.

(b) Mandatory Mediation and Arbitration Procedure. By execution of this Agreement and acceptance of this Award, which is a voluntary benefit provided to the Employee by the Company, the Employee waives the Employee’s right to a jury trial in state or federal court and agrees that disputes arising under this Agreement must first be submitted for non-binding mediation before a neutral third party. If a dispute remains unresolved at the conclusion of the mediation process, either party may submit the dispute for resolution by final binding arbitration. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information prior to a hearing, including (but not limited to) production of documents, information requests, depositions, and subpoenas. By execution of this Agreement, however, the Employee does not waive the Employee’s right to any normally available remedies the Employee may have in connection with any claim the Employee may bring against the Company, as an arbitrator can award any normal remedies the Employee could get in a court proceeding. By execution of this Agreement, the Employee represents that to the extent the Employee considered necessary, the Employee has sought, at the Employee’s own expense, counsel regarding the terms of this Agreement and the waiver contemplated in this paragraph (b) of Section 3. If this arbitration provision is found inapplicable, then either party may file suit and each party agrees that any suit, action, or proceeding arising out of or relating to this Agreement shall be brought in the United States District Court for the Western District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas State court in Bexar County, Texas) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.
(c) Forfeiture of RSUs. If Employee terminates service with the Company and its Subsidiaries prior to the date that the Forfeiture Restrictions lapse (the “Restriction Lapse Date”) for any reason other than Employee’s death or Disability, or if Employee (or Employee’s estate) initiates a legal proceeding against the Company other than pursuant to the terms of paragraph (b) of this Section 3, then Employee (or Employee’s estate, as applicable) shall, for no consideration, forfeit any right to any outstanding RSUs. Notwithstanding the foregoing, the Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, provide for the acceleration of the vesting of the RSUs, eliminate or make less restrictive any restrictions contained in this Agreement, waive any restriction or other provision of the Plan or this Agreement or otherwise amend or modify this Agreement in any manner that is either (i) not adverse to Employee, or (ii) consented to by Employee.
(d) Lapse of Forfeiture Restrictions. If Employee provides continuous, eligible service to the Company and its Subsidiaries as determined by the Committee or its designee, in the Committee’s or the designee’s sole and absolute discretion, as applicable, the Forfeiture Restrictions will lapse with respect to one-third (33.33%) of the RSUs 13 months following the Date of Award; an additional one-third (33.33%) on the second anniversary of the Date of Award; and the final one-third (33.34%) on the third anniversary of the Date of Award.
(e) Death or Disability. If Employee dies or becomes subject to a Disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) while employed by the Company and its Subsidiaries, the Forfeiture Restrictions will lapse (unless previously terminated pursuant to paragraph (c) of this Section 3).
(f) Change in Control. If a Change in Control occurs during the term of this Agreement, the Forfeiture Restrictions will lapse with respect to 100% of the RSUs.

4. Settlement of RSUs. The Company will issue you one share of Common Stock, less applicable withholding, in exchange for each RSU that is awarded to you under this Agreement. Settlement of each RSU will occur on each Restriction Lapse Date with respect to those RSUs no longer subject to a Forfeiture Restriction unless you elect to defer settlement under the Rush Enterprises, Inc. Deferred Compensation Plan. Following settlement of each RSU, you will have no further rights with respect to such RSU.
5. Tax Withholding. To the extent that the receipt of the RSUs or the Agreement, the vesting of the RSUs or a distribution under the Agreement results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company has a withholding obligation, you shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from any payment due under the Agreement or from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock of the Company for the trading day immediately preceding the date that the withholding obligation arises, as reported in the NASDAQ Composite Transactions.
Employee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Employee to review with Employee’s own tax advisors the federal, state, and local tax consequences of this Award. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Employee understands that Employee (and not the Company) shall be responsible for Employee’s own tax liability that may arise as a result of this Agreement.
6. Sale of Securities. Any shares of the Company’s Common Stock awarded hereunder may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws or any provisions of the Company’s Insider Trading Policy. You agree that (a) the Company may refuse to cause the transfer of such shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares.
7. Community Interest of Spouse. The community interest, if any, of any spouse of Employee in any of the RSUs shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Employee’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement.
8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Employee has executed this Agreement, all as of the date first above written.

RUSH ENTERPRISES, INC.

W.M. “Rusty” Rush,
Chief Executive Officer and President

EMPLOYEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN CONFERS UPON EMPLOYEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF EMPLOYEE’S SERVICE TO THE COMPANY. Employee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the RSU Award subject to all of the terms and provisions hereof and thereof. Employee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

DATED:	SIGNED:

EMPLOYEE

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